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                                                                     Exhibit 15

                              Acknowledgment Letter


Board of Directors and Shareholders
Zurich Reinsurance Centre Holdings, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 33-75598) pertaining to the Zurich Reinsurance Centre Holdings, Inc. 1993 Employees' Stock Purchase Plan of our report dated November 6, 1996 relating to the unaudited consolidated interim financial statements of Zurich Reinsurance Centre Holdings, Inc. which is included in its Form 10-Q for the quarter ended September 30, 1996.

We are also aware of the incorporation by reference in the Zurich Reinsurance Centre Holdings, Inc. Registration Statement (Form S-8 No. 33-93390) pertaining to the Zurich Reinsurance Centre, Inc. (ZRC) 401(k) Plan of our report dated November 6, 1996 relating to the unaudited consolidated interim financial statements of Zurich Reinsurance Centre Holdings, Inc. which is included in its Form 10-Q for the quarter ended September 30, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not part of these registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                           /s/ ERNST & YOUNG LLP

Stamford, Connecticut
November 6, 1996


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